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NEWTEKONE, INC.
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4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com

May 1, 2026

To My Fellow Shareholders of NewtekOne, Inc.:

2025 marked NewtekOne’s third full year of operating as a technology-enabled financial holding company after our early 2023 acquisition of Newtek Bank, N.A., and conversion from a business development company (BDC). Operationally, we have continued to execute with strong annual growth in loans, deposits, and assets, coupled with industry leading profitability, which is supported by a scalable, digital infrastructure, with wider lending margins and multiple sources of noninterest income, and without branches or traditional bankers.

2025 highlights:

•2025 diluted earnings per share (EPS) of $2.18, up 11% over 2024 diluted EPS of $1.96.
•Tangible book value ended 2025 at $11.68/share, increasing $2.29/share or 24% from $9.39/share for 2024.
•Return on average assets of 2.8% in 2025.
•2025 return on average tangible common equity of 19.0%.
•2025 efficiency ratio of 58.3%, which marked another year of improvement from 63.2% for 2024.
•In April 2025, closed a $184 million securitization backed by $216 million of longer amortizing C&I loans; the securitization was NewtekOne’s third backed by longer amortizing C&I loans.
•Deposit balances ended 2025 at $1.4 billion, up $445 million or 46% over 2024.
•Business deposits climbed 70% to $398 million.
•The number of deposit accounts nearly doubled from roughly 15,000 accounts at the end of 2024 to approximately 29,000 accounts at the end of 2025.
•Newtek Payments generated $17 million of pre-tax income and processed $5.5 billion of payments; the insurance and payroll businesses contributed a combined $1.2 million of pre-tax income.
•Loans and assets grew 53% and 33%, respectively, in 2025.
•Strengthened regulatory capital by raising $30 million of common equity tier 1 capital and $80 million of tier 1 capital. The tier 1 capital ratio improved from 17.0% to 20.5% while the total risk-based capital ratio increased from 19.7% for 2024 to 21.8%.

With the acquisition of Newtek Bank three years ago, we positioned NewtekOne to solve for what we see are three challenges the banking industry needs to overcome: bloated expense structures, insufficient lending margins, and deposit products with limited value for the business customer.

•By operating without branches, traditional bankers, business development offices, or brokers and by incorporating technology, including AI-powered resources, into our operational processes, NewtekOne’s operating model is efficient and scalable, which we have demonstrated over the last three years.
•On a risk-adjusted basis, NewtekOne’s loans carry wide enough margins to support sufficient profitability; NewtekOne, in fact, generates industry-leading profitability.
•NewtekOne offers deposit products that we believe provide value to our business depositors, who receive a market rate of interest for depositing their money with us. On top of a market rate of interest, business deposit customers get the Newtek Advantage business portal, which is a valuable tool to help them manage their business.

4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com

We believe there is tremendous value in the NewtekOne franchise, which we have developed over the course of almost three decades with the singular purpose of providing independent business owners a full menu of business and financial solutions that help them become more successful. The NewtekOne platform operates much differently and more efficiently than other publicly traded financial or bank holding companies. We serve our clients without branches and traditional bankers and offer deposit customers a competitive, market rate of interest. We do not avoid credit risk but manage it. We originate business loans with wider spreads/higher yields than the typical bank, and we do it quickly without sacrificing credit quality. We offer insurance, payroll, and payment capabilities, all in one embedded platform.

NewtekOne is a technology-enabled financial holding company that uses AI-powered resources to operate more efficiently and to serve our customers more effectively and enables Newtek Bank to access advantageous deposit funding and to provide customers with the ability to move money real-time. We do not believe that a comparable platform exists with NewtekOne’s breadth and depth. We intend to continue to execute on our business strategy and believe that execution, along with our franchise value, will ultimately be recognized by the market.

Thank you for your investment in NewtekOne.
Sincerely,
/s/ Barry Sloane
Barry Sloane
CEO, President, Chairman & Founder, NewtekOne, Inc.